[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Exhibit 10.2

ASTELLAS EU SUPPLY AGREEMENT

This Astellas EU Supply Agreement (the “Agreement”) is effective as of January 1, 2021 (the “Effective Date”), by and between: FibroGen, Inc., a Delaware corporation with offices located at 409 Illinois Street, San Francisco, California 94158 U.S.A. (“FibroGen”); and Astellas Pharma Europe Ltd, an English corporation with offices located at 300 Dashwood Lang Road, Bourne Business Park, Addlestone, Surrey, KT15 2NX England (“Astellas”). Astellas and FibroGen may be referred to individually as a “Party”, and collectively as the “Parties”. Astellas and each of its Affiliates shall collectively be referred to herein as “Astellas”.  FibroGen and each of its Affiliates shall collectively be referred to herein as “FibroGen”.

RECITALS

WHEREAS, FibroGen owns or controls certain technology and intellectual property relating to the compound known as roxadustat (or FG-4592);

WHEREAS, an Affiliate of Astellas, namely Astellas Pharma Inc., and FibroGen are parties to that certain Anemia License and Collaboration Agreement, dated as of April 28, 2006, as amended (the “EU Collaboration Agreement”), under which FibroGen granted to Astellas the right to develop and commercialize roxadustat in the Territory (as defined below);

WHEREAS, as contemplated in the EU Collaboration Agreement, Astellas and FibroGen now desire to memorialize terms under which FibroGen will supply roxadustat as Bulk Product (defined below) to Astellas for Astellas’ use in commercialization of products containing roxadustat, on the terms set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

The following capitalized terms, whether used in the singular or plural, shall have the meanings ascribed to them below for purposes of this Agreement:

1.1“Actual Price Per Tablet” has the meaning set forth in Exhibit B.

REF: 00033249.0	1.	Confidential

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

1.2“Actual Weighted Average Net Selling Price Per Tablet” has the meaning set forth in Exhibit B.

1.3“Affiliate” means, with respect to either Party, any other corporation or business entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Party.  For purposes of this definition, the term “control” means direct or indirect ownership of more than fifty percent (50%) of the outstanding voting securities or other ownership interests or the power to direct or cause the direction of the management or policies of such entity, whether through the ownership of voting securities, by contract, or otherwise.

1.4“API” means the active pharmaceutical ingredient (ie, Roxadustat) used in the manufacture of the Bulk Product(s).

1.5“Applicable Law(s)” means all laws, rules, and regulations applicable to Manufacturing Services including, as applicable, cGMP and other regulatory standards or requirements of Regulatory Authorities.

1.6“Astellas Japan” means Astellas Pharma Inc. with its registered address at 2-5-1, Nihonbashi-Honcho, Chuo-ku, Tokyo 103-8411, Japan.

1.7“Batch(es)” means a specific quantity defined in Exhibit A of Bulk Product that is intended to have uniform character and quality, within specified limits.

1.8“Bulk Package(ing)” means the bulk packaging as agreed by the Parties in writing.

1.9“Bulk Product” means drug product, containing API, supplied by FibroGen to Astellas as a bulk formulated and through the Manufacturing Processes made into finished drug (such as in a form of, including, but not limited to a tablet formulation) in Bulk Packaging only.

1.10“Business Day” a day (other than a Saturday, Sunday or public holiday) when banks in the United Kingdom and the United States of America are open for business.

1.11“Certificate of Analysis” means a document certifying that a particular Batch of Bulk Product was tested and conforms to the Specifications. Unless otherwise agreed to in a signed writing by both Parties, the Certificate of Analysis shall be in the English language.

1.12“Certificate of Compliance” means a document that states a particular Batch of Bulk Product was manufactured in compliance with the Quality Agreement and: (a) lists the manufacturing date, unique Batch number, Bulk Product number, and quantity of Bulk Product in such Batch; (b) certifies that such Batch was manufactured in accordance with all Applicable Laws, including cGMP; and (c) certifies all excursions and investigations associated with the Batch have been closed and found not to impact the Batch.  The Parties shall from time to time agree upon a format or formats for the Certificate of Compliance to be used under this Agreement. Unless otherwise agreed to in a signed writing by both Parties, the Certificate of Compliance shall be in the English language.

1.13“Change of Control” means, with respect to a Party, (i) any transaction or series of related transactions to which such Party is a party in which more than fifty percent (50%) of such Party’s

REF: 00033249.0	2.	Confidential

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

voting power is transferred to a single Third Party, or a group (including but not limited to the meaning of Section 13(d) of the United States Securities Exchange Act of 1934) of Third Parties; or (ii) any consolidation or merger of such Party with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of such Party immediately prior to such consolidation, merger or reorganization, hold less than fifty percent (50%) of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization.

1.14“cGMP” means the current Good Manufacturing Practices for medicinal products promulgated by the Regulatory Authority (hereafter defined) in the Territory, which shall include, but not limited to, the EU-GMP (i.e. EUDRALEX Volume 4) and 21 C.F.R. Parts 210 and 211, In case the Bulk Product is distributed from FibroGen warehouse to an Astellas warehouse or logistic service provider under FibroGen’s responsibility, the scope of GMP also includes the requirements of the Guidelines for Good Distribution Practices (GDP) 2013/C 343/01, as applicable to the performed activities and amended from time to time; and/or any and all current Good Manufacturing Practices applicable to the manufacture, testing and/or any other processing of pharmaceutical products in other countries and territories worldwide where the respective Finished Products are  sold or otherwise marketed from time to time provided that FibroGen is informed about such other Good Manufacturing Practices by Astellas in accordance with Quality Agreement and FibroGen confirms in writing that it will comply with such other Good Manufacturing Practices within a reasonable time so as not to delay release of the Finished Product, provided, however, that Astellas provides FibroGen with advanced notice as set forth in Section 10.1 of this Agreement.

1.15“Confidential Information” with respect to a Party to this Agreement, all information that is proprietary to such Party and/or that is maintained in confidence by such Party and that is disclosed by or on behalf of such Party or its Affiliates to the other Party or its Affiliates pursuant to this Agreement, whether disclosed orally, visually, in writing or in any tangible or electronic form or media and whether marked confidential or not.  Notwithstanding the foregoing, the term “Confidential Information” shall not include specific information which, in each case as demonstrated by written proof:

(a)at the time of disclosure, is already available or known to the public;

(b)after disclosure, becomes available or known to the public through no fault of the receiving Party or its Affiliates, or by their respective directors, officers, employees and agents;

(c)is in the receiving Party’s possession at the time of the disclosure under this Agreement and/or any Purchase Order without obligations of confidentiality; or

(d) is received by the receiving Party from a Third Party that has the right to disclose the same without any confidentiality obligation directly or indirectly to the disclosing Party or otherwise developed by the receiving Party without reference to any information or materials disclosed by or on behalf of the disclosing Party.

1.16“Conforming” means, with respect to Bulk Product, that such Bulk Product conforms to all of the requirements and acceptance criteria of this Agreement, including all Applicable Laws, the Specifications, Quality Agreement, and warranties set forth in Section 12.3, as applicable.

REF: 00033249.0	3.	Confidential

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

1.17“Control” or “Controlled” means possession of the right to grant a license or sublicense as provided for herein without violating (a) any law or governmental regulation applicable to such license or sublicense, or (b) the terms of any agreement or other arrangement with any Third Party that exists as of the Effective Date, or if such right is acquired after the Effective Date, as of the date the Party first gained possession of such right.

1.18“Calendar Quarter” means any period of three (3) months commencing on January 1, April 1, July 1, and October 1 of each Calendar Year.

1.19“Calendar Year” means any period of twelve (12) calendar months commencing on January 1.

1.20“Delivery Year” means the Calendar Year in which FibroGen will be supplying Bulk Product, as may be further set forth in Exhibit B.

1.21“Drug Product Blend” means drug product in “Drug Product Blend” refers to a mixture that contains API, excipients and is lubricated and ready for compression into different strengths of Bulk Product.

1.22“EMA” means the European Medicines Agency or any successor agency thereto.

1.23“Executed Batch Record(s)” means the collection of records that provides a traceable history of how a Batch of Bulk Product was produced.

1.24[*]

1.25“Expected Quantity Per Batch” has the meaning set forth in Exhibit A.

1.26“Facility(ies)” means the facility(ies) as described in Section 4.1 hereto.

1.27“Finished Product” means Bulk Product after primary and secondary packaging and labeling in its final market form (performed by Astellas).

1.28“Forecast(ing)” has the meaning set forth on Section 3.1.

1.29“Fully Burdened Cost” [*].

1.30“Government Officials” has the meaning set forth in Section 12.4(a).

1.31“Indirect Taxes” means any value added tax (“VAT”), goods or services tax, sales, use, consumption taxes or other similar taxes imposed in any jurisdiction that is payable on or in respect of any supply made (or deemed to be made) by one Party to another Party in connection with the Agreement but does not include any related penalty, fine or interest thereon.

1.32“Intellectual Property” means all Patents, copyrights, Trade Marks, trade secrets, know-how, inventions, and all other intellectual property rights that are owned or Controlled by a Party (whether patentable or not), including all applications and registrations with respect thereto.

REF: 00033249.0	4.	Confidential

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

1.33“Latent Defects” has the definition set forth in Section 5.2.

1.34“Lead Time” means the time between receipt of the Purchase Order by FibroGen for Bulk Product and release of the Bulk Product for Transfer to Astellas, which shall be [*] in compliance with this Agreement unless otherwise agreed to by the Parties in writing.

1.35“Joint Steering Committee” or “JSC” has the meaning set forth in the EU Collaboration Agreement.

1.36“Major Regulatory Authority” means each of the following Regulatory Authorities: FDA (for the USA); MHRA (for the UK); and EMA (for the EU).

1.37“Manufacturing Processes” means the production processes for the manufacture of Bulk Product.

1.38“Manufacturing Services” has the meaning set forth in Section 2.1.1.

1.39“Marketing Approval” has the meaning set forth in the EU Collaboration Agreement.

1.40“Net Sales” has the meaning set forth in the EU Collaboration Agreement.

1.41“Non-Conforming” means with respect to Bulk Product, Bulk Product that fails to conform to all of the requirements and acceptance criteria of the Specifications and the warranties set forth in Section 12.3 (excluding warranty (12.3(c)), as applicable).

1.42“Order Acceptance” has the meaning set forth in Section 3.4(c).

1.43“Patents” means, with respect to an invention, any patent or patent application, and any patent issuing therefrom, together with any extensions, reissues, reexaminations, substitutions, renewals, divisions, continuations, continuations-in-part, and foreign equivalents thereof, and any patent or patent application claiming priority to any application in common with any such patent containing a disclosure substantially similar to that of any such patent, all to the extent the foregoing contain claims covering such invention.

1.44“Preliminary Price Per Tablet” has the meaning set forth in Exhibit B.

1.45“Preliminary Price Per Tablet Schedule” has the meaning set forth in Exhibit B.

1.46“Promotional Samples” means samples used by Astellas for the promotion of the Finished Product in the Territory.

1.47“Purchase Order” has the meaning set forth in Section 3.2.

1.48“Quality Agreement” has the meaning given to in Section 10.1.

1.49“Quality Matters” has the meaning set forth in Section 10.1 of this Agreement.

REF: 00033249.0	5.	Confidential

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

1.50“Raw Material” means all Bulk Product excipients, components, labels, and Bulk Packaging required to perform the Manufacturing Services, and shall exclude Special Packaging and Finished Product labeling or packaging for sale to end users in the Territory.

1.51“Reasonable Efforts” means, with respect to a given goal, the efforts, consistent with the practice of comparable pharmaceutical companies with respect to pharmaceutical products of comparable market potential, that a reasonable person in the position of the promiser would use so as to achieve that goal as expeditiously and practicably as possible.

1.52“Regulatory Authority(ies)” means the EMA, or other applicable, national, multi-national, state, regional or local regulatory agency, department, bureau, body or other government entity involved in or responsible for regulation of the relevant subject, as the context requires in this Agreement.

1.53“Regulatory Filing” means any or all applications submitted to Regulatory Authorities for the purpose of registering the Bulk Product, the Manufacturing Process, and/or Finished Product as required by statute or regulation, and any amendments or supplements thereto, and any other filings required by the Regulatory Authorities relating to the manufacture, testing, sale or distribution of Bulk Product and/or Finished Product (as applicable).

1.54“Shelf Life” shall mean [*].

1.55“Shipping Requirements” means FibroGen’s methods of packaging, monitoring and shipping any and all Bulk Product, or as specified in a given Purchase Order in accordance with this Agreement.

1.56“Specifications” means the Specifications as defined in the Quality Agreement.

1.57“Special Packaging” mean packaging instructions or materials that are not Bulk Packaging. Special Packaging may include: custom or particular containers, metal drums, special tape, serialized seals, and temperature/humidity monitoring devices.

1.58“Subcontractor” means any independent entity that FibroGen contracts to perform any Manufacturing Services or meet any obligations that are required under the terms and conditions of this Agreement, as further described in this Agreement including in Section 4.7.

1.59“Supply Failure” means any failure by FibroGen [*] ordered by Astellas under the terms of this Agreement.

1.60“Taxes” means all compulsory charges – except Indirect Taxes – imposed pursuant to the authority of the relevant country, or political subdivision thereof (including states, and political subdivisions having jurisdiction), to levy taxes or fees on an entity or activity. Taxes include, but are not limited to income taxes, employment taxes and business taxes. For the avoidance of doubt, social contributions are not included in this definition.

1.61“Territory” has the meaning set forth in the EU Collaboration Agreement.

REF: 00033249.0	6.	Confidential

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

1.62“Third Party” means any party other than Astellas, FibroGen and their respective Affiliates.

1.63“Trade Marks” means the trade marks, logos or trade names owned or used by either Party including those used on or in relation to such Party’s pharmaceutical products and company name.

1.64“Transfer Range” has the meaning set forth on Section 2.1.1.

1.65“Transfer” shall mean the Bulk Product that is made available to Astellas or its nominated Third Party pursuant to Section 5.3 of this Agreement.

1.66“Transfer Date” means the date specified for delivery of Bulk Product pursuant to a Purchase Order in accordance with this Agreement including Section 5.3 hereof, which shall, for the avoidance of doubt, take into account the Lead Time.

1.67“Unit Losses” means [*].

1.68“Withholding Tax” means any fee, tax charge or deduction imposed by the fiscal authorities in the country of tax residence of Astellas on any sum payable by Astellas to FibroGen for the fees under the Agreement. For the avoidance of doubt, this does not include social security contributions.

ARTICLE 2

SUPPLY ARRANGEMENT

2.1Supply.

2.1.1General Supply. Subject to the terms and conditions of this Agreement, FibroGen hereby agrees, either directly or through one or more Third Party Subcontractors, to manufacture and supply Astellas with the amounts of Bulk Product ordered by Astellas in accordance with (and consistent with) the Purchase Order, this Agreement, the applicable Lead Time and all previous Forecasts.  Notwithstanding anything in this Agreement to the contrary, any Transfer Date within [*] of the delivery of the first Forecast must be agreed upon by the Parties.  The manufacture and supply of Bulk Product (collectively, the “Manufacturing Services”) shall be performed in a professional manner by FibroGen or its Third Party Subcontractors consistent with industry standards including but not limited to cGMP and in compliance with the terms and conditions of this Agreement, the Quality Agreement, the Specifications, and all Applicable Laws. Notwithstanding anything to the contrary herein, [*]. [*] Should Astellas produce Finished Product from Bulk Product supplied under this Agreement, the packaging and labeling to be distributed commercially by Astellas shall contain clearly visible acknowledgement that the Finished Product is licensed from FibroGen and that the Finished Product Trade Mark is a registered Trade Mark of FibroGen where permitted by the relevant Regulatory Authorities in the Territory. For the avoidance of doubt, where a Regulatory Authority: (i) does not permit the above acknowledgement to be included but changes this position Astellas shall include the acknowledgement as soon as possible [*]; and (ii) where a Regulatory Authority does permit the acknowledgement to be included but changes this position Astellas shall remove the acknowledgement as soon as possible [*].

REF: 00033249.0	7.	Confidential

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

2.1.2Affiliates and Third Party Subcontractors. FibroGen shall procure that and be [*] responsible for its Affiliates and its Subcontractors complying, at all times, with FibroGen’s obligations under this Agreement.

2.1.3Exclusive Arrangement. Subject to the terms and conditions of this Agreement, Astellas agrees to purchase from FibroGen, and FibroGen agrees to manufacture and provide to Astellas, all of Astellas’ requirements for Bulk Product in the Territory, subject to Astellas’ right of termination set forth in Section 18.1 (Termination) herein below.  FibroGen shall be free to supply Bulk Product to any Third Party worldwide subject to the exclusive rights granted to Astellas pursuant to the EU Collaboration Agreement.

ARTICLE 3

FORECASTS AND PURCHASE ORDERS

3.1Forecasts.

3.1.1On [*] during the term of this Agreement, Astellas shall give FibroGen a rolling Forecast of its anticipated requirements for Bulk Product [*] to be Transferred in each of the following [*] (“Forecast”).  Upon receipt of a Forecast, FibroGen shall provide acceptance or rejection of the Forecast within [*] to Astellas. In the event FibroGen rejects the Forecast the Parties shall discuss in good faith a revised forecast. If such good faith forecast is not agreed within [*], the Parties shall follow the conflict resolution procedure in Section 20.8 of this Agreement.

3.1.2The [*] of each such Forecast shall be binding and reflect the current and any previously submitted Purchase Orders for Bulk Product [*]. For the avoidance of doubt, the remaining months shall be non-binding for Bulk Product purchases, subject to Section 3.1.3 and Article 18.

3.1.3The Parties agree that FibroGen may rely on the [*] Forecasts indicated hereinabove to initiate manufacture of API and/or intermediates to meet Astellas Forecasted requirements, and therefore Astellas understands that [*]. [*].

3.1.4Furthermore, [*].

3.2Purchase Orders.  This Agreement allows the Parties to contract for the manufacturing and supply of Bulk Product by FibroGen to Astellas through the execution of written purchase orders (“Purchase Orders”). Each Purchase Order complying with the requirements of this Article 3 shall be valid and binding upon the acceptance of such Purchase Orders by FibroGen. Each Purchase Order shall become part of and incorporated into this Agreement; and each Purchase Order shall be subject to all of the terms and conditions of this Agreement and the Quality Agreement.

3.3Astellas shall place formal Purchase Orders, specifying:

(a)[*]

(b)The requested Transfer Date(s);

(c)Shipping Requirements;

REF: 00033249.0	8.	Confidential

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

(d)The US dollar value of ordered Bulk Product by strengths, that is determined pursuant to Article 6 and Exhibit B;

(e)Astellas’s Purchase Order reference number;

(f)Astellas’s and FibroGen’s stock keeping unit[s] (SKU); and

(g)For the purpose of clarity, the total quantity in a Purchase Order may not, unless agreed otherwise by the Parties in writing, exceed the previously agreed Forecasted in Section 3.1.1.

3.4[*]

(a)[*]

(b)[*]

(c)Not later than [*] after receipt of a Purchase Order, FibroGen shall confirm in writing its receipt of the Purchase Order (“Order Acceptance”) and the proposed Transfer Date(s), which will be [*] of the requested date, to Astellas in writing.

(d)FibroGen will use its [*] to manufacture any additional amounts of Bulk Product ordered by Astellas outside of the parameters set forth above.

(e)[*] (for the avoidance of doubt any changes to Product Specification and/or any other aspect of manufacture, including the Facilities, equipment, processes, Raw Materials, Subcontractors, vendors, or record-keeping procedures as a result of such change in Bulk Product Manufacturer will be agreed in accordance with Article 10 of this Agreement), [*].

3.5FibroGen shall at all times maintain (i) sufficient manufacturing capacity at the Facilities and (ii) sufficient stocks of Raw Materials, in each case enabling FibroGen to manufacture [*] of the quantities of Bulk Product set forth in the Forecast.

3.6Shortfalls in Supply.  In the case of a Supply Failure, FibroGen shall use [*] to cure such failure as soon as practicable.  During such Supply Failure, FibroGen shall promptly inform Astellas in writing and provide Astellas with a reasonably detailed explanation why the Lead Time cannot be met and an indication when delivery of the Purchase Order is expected. [*]. If any Supply Failure continues in effect [*], FibroGen and Astellas shall meet and work together reasonably and in good faith to seek a prompt and commercially reasonable solution to the problem causing the Supply Failure, and [*]. For clarity, a Supply Failure will not be deemed to occur if (and to the extent that) (i) such failure is caused by a force majeure event as set out in ARTICLE 19 (ii) such failure is due to the Parties’ good faith dispute as to whether the Bulk Product conforms to the Specifications or is Non-Conforming, or (iii) Astellas is not in compliance in all material respects with its obligations under the Agreement.

REF: 00033249.0	9.	Confidential

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

ARTICLE 4

OTHER MANUFACTURING OBLIGATIONS

4.1Permits.  FibroGen or its Subcontractors shall be responsible for obtaining and maintaining all permits, licenses, and scheduling related to the manufacturing facilities at which any Manufacturing Services are performed by or for FibroGen (the “Facilities”) and for ensuring that the operation of such Facilities are, at all times, in compliance with all Applicable Law, including cGMP. FibroGen shall provide Astellas with copies of all permits and licenses related to the Facilities and any Regulatory Filing information upon Astellas’ reasonable request.

4.2Raw Materials.

(a)Procurement.  Unless specifically stated otherwise in the applicable Purchase Order, FibroGen, either directly or through one or more Third Party Subcontractors, shall be responsible for the sourcing and procurement (including bearing all costs and expenses associated therewith) (in accordance with the applicable Specifications) of all Raw Materials necessary for the manufacture and supply of Bulk Product.

(b)Raw Materials Compliance.  All Raw Materials used in the Manufacturing Processes shall comply with the applicable Specifications, and Quality Agreement, unless otherwise agreed in a signed writing by the Parties.  FibroGen or a Subcontractor shall perform all testing and evaluation of Raw Materials necessary to ensure that all Bulk Products Transferred under the terms of this Agreement meet the foregoing obligations. All Raw Material and Bulk Products shall be stored at the Facilities, handled and transported in due compliance with the Quality Agreement and Applicable Laws.

(c)Retention and Reserve Samples.  FibroGen shall retain (or have retained) certain reserve samples of all Raw Materials and in-process material production samples generated during production of Batches as set forth in the Quality Agreement, the applicable standard operating procedures and Applicable Laws, or as otherwise agreed in a signed writing by FibroGen and Astellas.

4.3Pass-Through Costs. The Parties agree that costs for Manufacturing Services related to this Agreement which are passed-through to FibroGen by its suppliers, shall be pass-through costs under this Agreement. For the avoidance of doubt, pass-through costs shall apply to the extent such costs are not considered Fully Burdened Costs. Such pass-through costs may only be related to: (a) Special Packaging, (b) to the extent not included in Fully Burdened Costs, storage of Bulk Product (as described in Section 5.4), (c) regulatory inspections by Regulatory Authorities that are not a Major Regulatory Authority, and other compliance related costs; (d) audits and inspection associated with Astellas audits, including those requested by Astellas to be performed by Third Parties, such as industry groups or accrediting organizations, to the extent any such audits are in excess of the free of charge routine biennial audits and “for cause” audits as contemplated by and agreed to by the Parties in the Quality Agreement. Technology transfer agreed on or requested by Astellas, special analytical work, stability work and other costs shall occur only as required in a change control pursuant to Section 10.1(a). For each passed-through cost under this Section 4.3, FibroGen shall provide Astellas with evidence of such costs as reasonably requested by Astellas. Notwithstanding the foregoing, while performing Manufacturing Services, FibroGen may incur additional and unforeseeable pass-through costs that are not covered by

REF: 00033249.0	10.	Confidential

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

the terms of this Agreement or contemplated by an applicable Purchase Order.  In such a circumstance, FibroGen shall promptly notify Astellas of such additional pass-through costs and expenses, and obtain Astellas’ written approval, which approval shall not be unreasonably withheld.

4.4Manufacturing Standards.  FibroGen, either directly or through one or more Third Party Subcontractors, shall manufacture all Bulk Product in a professional manner and in accordance with Applicable Law including all applicable cGMPs, Marketing Approvals or Regulatory Filings (as applicable), and industry standards, and in compliance with the terms and conditions of the applicable Purchase Order, this Agreement, and the Quality Agreement.

4.5Documentation for Manufacture of Bulk Product.  FibroGen shall keep complete, accurate accounts, data and records pertaining to the manufacture of the Bulk Product, including without limitation (a) Executed Batch Records for Bulk Product manufactured in accordance with cGMP, and (b) any other records required to be maintained under the Quality Agreement or Applicable Laws. For the avoidance of doubt, if Astellas reasonably requests any additional documentation not covered under this Section 4.5, FibroGen shall provide such documentation to Astellas at Astellas’ expense.

4.6Analytical Testing.  FibroGen, or a designated Subcontractor, shall perform the analytical testing on Raw Materials, and Bulk Products as set forth in the Specifications, and/or in the Quality Agreement.

4.7Subcontracting.  FibroGen shall have the right to subcontract some or all of the Manufacturing Services to Third Parties following Astellas’ written approval of such Third Party Subcontractor, with Astellas’ approval not to be unreasonably withheld.  Reasonable grounds to withhold approval include, but are not limited to, disbarment, breach of applicable anti-bribery laws or any other reasonable grounds as determined by the JSC. Notwithstanding anything else in this Agreement to the contrary, FibroGen shall be responsible for all acts or omissions of each of its Affiliates and Subcontractors as if any such breach was caused by FibroGen.

4.8[*]

4.9Product Security/Tripartite Agreement.  The Parties agree to comply with relevant Product security requirements.

ARTICLE 5
ACCEPTANCE/REJECTION; TRANSFER

5.1Evaluation of Bulk Product; Acceptance; Complaint Procedures.

(a)Documentation Review. FibroGen shall deliver at the point of the Bulk Product Transfer: (i) a Certificate of Analysis; (ii) Certificate of Compliance; (iii) any documents detailed in the Quality Agreement; and (iv) following receipt of the Bulk Product by Astellas in accordance with the EXW (2020 Incoterms), an invoice. In accordance with the EU Collaboration Agreement’s “Manufacturing & Supply” section on page 20, the terms and conditions of the JDCA’s Section 12.4-12.12 apply, including the JDCA’s Section 12.7 (Inspection of Shipment/Right to Reject), wherein Astellas must promptly inspect each shipment and in the event any portion thereof is Non-Conforming,

REF: 00033249.0	11.	Confidential

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Astellas shall notify FibroGen within [*] of Transfer by Astellas in accordance with EXW (2020 Incoterm); otherwise, such Bulk Product shall be deemed “Accepted”. Should Astellas, within such [*] period, make a determination that there is Non-Conforming Bulk Product, Astellas shall notify FibroGen of such determination, that a Batch is otherwise Non-Conforming and provide a sample of the alleged Non-Conforming Bulk Product (a “Complaint”).

(b)Cooperation in Investigations.  In the event Astellas does not accept Bulk Product under Section 5.1(a), Astellas shall [*].

(c)Disposition of Non-Conforming Bulk Product. In the event that the Parties do not agree on whether any Bulk Product is Conforming, the Parties shall promptly meet to discuss the Bulk Product that Astellas determines as Non-Conforming. The Parties shall discuss, in good faith to determine the origin of the Non-Conforming Bulk Product, including by review of any applicable reserve samples of the applicable Batch retained at FibroGen, as well as the procedures, including but not limited to, those used to generate and test such Bulk Product. If, after [*] of such discussion, the Parties are still unable to agree on whether such Bulk Product is Conforming or Non-Conforming, the Parties shall submit the Bulk Product in question to a mutually agreed independent Third Party expert that has the capability of testing the Bulk Product to determine whether the Bulk Product is Conforming or Non-Conforming.  The determination by such independent Third Party expert is final, absent a clear error in numerical calculation or analysis.  FibroGen shall bear all costs and expenses related to such testing if the Bulk Product is deemed by such Third Party expert to be Non-Conforming due to FibroGen’s negligence or willful misconduct, and Astellas’ sole remedy for such Non-Conforming Bulk Product shall be: [*] Astellas shall bear all costs and expenses related to the testing if the Third Party expert determines such Bulk Product is Conforming and shall pay FibroGen in full for all such ordered products. In all other circumstances, the costs and expenses shall be shared equally by the Parties.

5.2Latent Defects. The Parties recognize that some Bulk Product may be Non-Conforming, but that such nonconformity cannot reasonably be discovered [*] (“Latent Defects”).  If Astellas discovers that Bulk Product contains a Latent Defect during [*], and Astellas promptly notifies FibroGen of the details of such Latent Defect and provides a sample of the alleged Latent Defect to FibroGen [*], Astellas shall have the right to bring a Complaint to FibroGen for the Bulk Product as Non-Conforming pursuant to the Complaint procedures indicated hereinabove.

5.3Transfer, Transfer Date, and Shipping Terms; Storage. Unless otherwise set forth on the applicable Purchase Order, shipment of Bulk Product shall be made EXW (Incoterms 2020) at the applicable Facility(ies) (“Transfer”), [*] (“Transfer Date”), and thereafter FibroGen will not be responsible for the Bulk Product including for insurance, transport fee, and any risks associated with transit/customs delays, storage and handling. FibroGen or its subcontractor may as a convenience assist Astellas in physically loading the Bulk Product onto the relevant Astellas carrier. Astellas shall bear the costs of such carrier, including the costs of insurance of the shipment, and all customs, import formalities, import duties, sales taxes and other governmental charges related to the importation and sales of Bulk Product and Finished Product. FibroGen or its agent shall Transfer each shipment of Bulk Product by the confirmed Transfer Date.

5.4Storage. If Astellas fails to take possession of Bulk Product on any scheduled Transfer Date [*], FibroGen shall, through its manufacturer, store such Bulk Product (in accordance with the

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Specifications and Applicable Laws) and have the right to invoice Astellas monthly following such scheduled Transfer for any reasonable administration, handling and storage costs actually incurred by FibroGen as pass-through cost. Storage costs shall be approximately [*].

5.5[*]

5.6If FibroGen requires Astellas to return any packaging materials to FibroGen, that fact must be clearly stated on the delivery note accompanying the relevant shipment of Bulk Product, and any such returns of Bulk Product shall be at FibroGen’s sole cost and expense.

ARTICLE 6

PAYMENTS; INVOICING

6.1Payments for Transfer. Pursuant to the “Manufacturing & Supply” section as set forth on pages 19-20 of the EU Collaboration Agreement, and the “Cost of Supply; Transfer Price Payments” sections as further set out on pages 20– 22 of the EU Collaboration Agreement, FibroGen will supply to Astellas (or its designated Affiliate) Bulk Product for commercial use, and Astellas will pay FibroGen at a Transfer price equal to [*] of annual Net Sales up to $[*] USD per Calendar Year in the Territory, and [*] on annual Net Sales above $[*] USD per Calendar Year in the Territory, as further set forth below. All invoices, credit notes and other payments hereunder shall be in U.S. Dollars (USD).

6.2Estimated Payments. Within [*] of each Delivery Year of supply of Bulk Product used for commercial purposes, as set forth in Exhibit B, Astellas will provide the Preliminary Price Per Tablet. For the avoidance of doubt, in the first Delivery Year, Astellas shall only be required to provide the Preliminary Price Per Tablet [*].

6.3Invoicing.  FibroGen will invoice Astellas upon Transfer of each shipment of Bulk Product [*]. Astellas will pay FibroGen within [*] after its receipt of such invoice. [*]. For the avoidance of doubt, Astellas will pay any undisputed invoices received from FibroGen within [*] and any credit notes from FibroGen will be applied against future product invoices or paid within [*] by FibroGen if there are no invoices available to apply against.

6.4Annual Determination for Fully Burdened Costs and Reconciliation. Within [*], FibroGen will provide the estimated costs basis for calculation of the Fully Burdened Cost to be applied in the following Delivery Year (“Estimated Fully Burdened Costs Basis”); and [*], FibroGen will reconcile the Estimated Fully Burdened Costs Basis with the actual amount of costs incurred in that Delivery Year (“Actual Costs for Fully Burdened Costs”) and provide such Actual Costs for Fully Burdened Costs to Astellas. [*]

6.5Actual Price Per Tablet and Preliminary Price Per Tablet Reconciliation and Payments. Within [*], Astellas will calculate the Actual Price Per Tablet, as further described in Exhibit B. [*]  For the avoidance of doubt, Astellas will pay any undisputed invoices received from FibroGen within [*] and any credit notes from FibroGen will be applied against future product invoices or paid within [*] by FibroGen if there are no invoices available to apply against.

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6.6Pass-through costs. Pass through costs described in Section 4.3 shall be invoiced separately. In the event of ad hoc invoices, Astellas will pay FibroGen within [*] after its receipt of such invoice quoting an Astellas purchase order number.

6.7Reporting and Audit Rights. FibroGen shall provide all such evidence as Astellas may reasonably request in order to verify invoices submitted by FibroGen. In addition, FibroGen shall, on request, allow Astellas to inspect and take copies of (or extracts from) all relevant records and materials of FibroGen relating to the supply of the Bulk Products, including for the avoidance of doubt, the Fully Burdened Costs, as may be reasonably required in order to verify such matters in accordance with the relevant provisions concerning “Reporting and Audit Rights” on pages 23-24 of the EU Collaboration Agreement.

6.8Quarterly Reporting. Within [*], Astellas shall report to FibroGen its aggregate Net Sales and the number of tablets sold of Finished Product [*] in the Territory. [*].  Within [*] following the end of each Calendar Year, Astellas shall report to FibroGen an updated estimate of the quarterly report provided above.  [*].

6.9Currency. The aggregate Net Sales provided by Astellas to FibroGen shall be provided in EUR. All currency exchanges shall be performed in good faith according to standard operating procedures. The Fully Burdened Cost will be provided to Astellas by FibroGen in USD. [*].

6.10Astellas Manufacture. Terms pertaining to (a) in the event Astellas manufactures Bulk Product/Finished Product; (b) in the event both Parties manufacture; and (c) determination of royalty reduction rates are set out in the “Cost of Supply; Transfer Price Payments” sections as further set out on pages 20– 22 of the EU Collaboration Agreement.

6.11Purchase Order Reference. Invoices provided by either Party shall reference the relevant purchase order number provided by the Party receiving such invoice.

6.12Validation Batch Development Costs. For the avoidance of doubt, Astellas Japan has, prior to the signing of this Agreement, already paid to FibroGen certain sums for the development costs for the EU validation batches and upon payment pursuant to Section 6.13 below, FibroGen will reimburse Astellas Japan for such costs agreed upon both Parties.

6.13 Validation Batch Delivery. The Parties agree that Astellas will raise a Purchase Order for the delivery of the EU validation batches manufactured by FibroGen.  Prior to the exchange of Bulk Product, Astellas will deliver a Purchase Order, and FibroGen shall issue an invoice with the shipment, Astellas shall pay for such validation batches pursuant to Sections 6.1 (Payments for Transfer), 6.2 (Estimated Payments), 6.3 (Invoicing), and 6.5 (Actual Price Per Tablet and Preliminary Price Per Tablet Reconciliation and Payments).

6.14Adjustment for Generic Entry. The Transfer price payments set forth under this Agreement will be adjusted, and, in certain circumstances, FibroGen shall have the right to renegotiate or terminate this Agreement as set forth on page 21 of the EU Collaboration Agreement under the “Cost of Supply; Transfer Price Payments” section.

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ARTICLE 7

TAX RESPONSIBILITIES AND INDEMNITY

7.1Mutual Assistance. FibroGen and Astellas shall reasonably work together with respect to any audits, disputes or requests for information with respect to Taxes in connection with or as a result of this Agreement or to enable each Party to accurately determine its own Tax liability.  This commitment shall include the provision of all relevant information, documents and reasonable support and it shall survive the termination of this Agreement.

7.2Own Taxes  Each Party shall be responsible for Tax based on, imposed on or calculated by reference to:

(a)the net income or any profits or gains received or receivable (including any sum deemed to be received or receivable) by that Party;

(b)any employees employed by that Party;

(c)any assets or property owned or leased by that Party;

(d)the gross income received or receivable (including any sum deemed to be received or receivable) by that Party;

(e)its assets or its assets and liabilities; and

(f)its (net) equity or share capital.

Each Party shall be responsible for Taxes incurred, imposed or calculated on transactions between and amongst that Party and members of its group in respect of this Agreement.

7.3Indirect Tax.  All payments and credits to be made pursuant to the terms of this Agreement, are stated exclusive of Indirect Taxes.  If any Indirect Taxes are chargeable in respect of such payments, the Party making the payment shall pay such Indirect Taxes at the applicable rate following the receipt where applicable of an Indirect Taxes invoice in the appropriate form issued.  Each Party shall issue valid invoices for all amounts payable under this Agreement consistent with all applicable Laws and irrespective of whether such amounts may be netted for settlement purposes.  The Parties shall cooperate in accordance with applicable law to minimize Indirect Taxes.

7.4Withholding Tax.

(a)Astellas shall deduct or withhold from the payments any Taxes that it is required by applicable law to deduct or withhold. In determining the applicability of any Withholding Tax the provision of any relevant bilateral income tax treaties or regulatory instrument or document shall be taken into account. Astellas should use all reasonable efforts to obtain from FibroGen any Tax forms or appropriate governmental authorization that may be reasonably necessary in order for Astellas to not withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by applicable

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laws and regulations, of Withholding Taxes resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such Withholding Tax.

(b)To the extent Astellas is required by applicable law or regulations concerning Withholding Taxes on any payment to FibroGen, Astellas shall pay the amounts of such Taxes to the proper Governmental Authority in a timely manner and promptly transmit to FibroGen an official tax certificate or other evidence of such withholding sufficient to enable FibroGen to claim such payment of such Taxes as soon as reasonably practicable (and in any event within [*]).

(c)In the event that Astellas is required by applicable law or regulations to withhold taxes or make similar deductions when making a payment to FibroGen, the provisions set forth on page 23 of the EU Collaboration Agreement under the “Net Payment” section shall apply. For the avoidance of doubt, references to “Upfront Payments and Milestone Payments” in the “Net Payment” section of the EU Collaboration Agreement shall be understood to refer to the Transfer price when applied to this Agreement.

7.5The obligations contained in this Article 7 shall continue notwithstanding the completion or termination of the Agreement.

ARTICLE 8
REGULATORY OBLIGATIONS

8.1Regulatory Matters Generally.  The Parties’ respective rights and obligations with respect to Regulatory Filings, communications with Regulatory Authorities, Finished Product recalls, and other regulatory matters relating to the Bulk Product and/or Finished Product (as applicable) are set forth in the EU Collaboration Agreement and/or the Quality Agreement.

ARTICLE 9

HAZARDS AND REPORTING

9.1Accident Reports/Adverse Event Reporting. Responsibilities with respect to pharmacovigilance and the reporting of adverse events and accident reports shall be set forth in a safety data exchange agreement to be agreed by the Parties prior to the first prescription of Finished Product by Astellas.

ARTICLE 10
QUALITY ASSURANCE

10.1Quality Agreement. Not later than [*] Purchase Order for Bulk Product placed by Astellas, the Parties will enter into a quality agreement governing the tasks and the division of responsibilities of the Parties with respect to the manufacture, supply, release and quality assurance of Bulk Product(s) (the “Quality Agreement” or ''QA''), such QA may be amended by written agreement of the Parties from time to time. The Quality Agreement shall set forth the responsibilities of the Parties with respect to release, quality assurance, notification obligations and procedures related to document retention, audit and inspection rights, and similar matters with respect to the manufacture of Bulk Product including Finished Product recalls, returned goods, and authorization for Finished Product recalls

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(“Quality Matters”).  The Parties agree that the Quality Agreement shall be amended prior to the inclusion of Finished Product intended to be manufactured for markets other than Territory. Astellas agrees to provide FibroGen with notification at least [*] prior to Astellas’ filing of Regulatory Filings (including marketing authorization applications) in such other markets. As set forth in Section 20.8 hereof, in the event of any conflict between this Agreement and the QA relating to Quality Matters, the terms of the QA shall prevail with respect to such Quality Matters, for all other matters this Agreement shall take precedence.

(a)Cost of Changes.

i)	[*].
ii)

In the event Astellas requests a change or adjustment of the Specifications and/or any aspect of manufacture, including the facilities, equipment, processes, Raw Materials, vendors, Subcontractors or record keeping procedures, the Parties shall discuss such changes [*].

iii)	[*]

10.2Responsibility for Quality Assurance and Quality Control.  Responsibility for quality assurance and quality control of Bulk Product and Finished Product (as applicable) shall be allocated between Astellas and FibroGen as set forth in the Quality Agreement. For the avoidance of doubt, FibroGen shall be solely responsible for the costs and expenses of quality assurance and quality control of the Bulk Product during the Manufacturing Processes and prior to Transfer.

10.3Audits.   Astellas shall carry out audits pursuant to the Quality Agreement.

10.4FibroGen shall ensure that all Bulk Products are packaged in accordance with the Specifications and any other agreed written instructions including, for the avoidance of doubt the Bulk Packaging Requirements.

10.5FibroGen shall comply with all applicable laws, enactments, orders, rules and regulations relating to the manufacture, packing, packaging, marking, storage, handling, transportation and Transfer of the Bulk Products.

10.6If, following an inspection, Astellas considers that the Bulk Products are not or are not likely to be as warranted under Section 12.3, Astellas shall inform FibroGen in writing and FibroGen shall take such reasonable action as is necessary to ensure that the Bulk Products are or will be as warranted under Section 12.3. [*]

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ARTICLE 11
OWNERSHIP OF INTELLECTUAL PROPERTY

AND MATERIALS

11.1Intellectual Property.  This Agreement shall not affect the ownership of any Intellectual Property owned by or licensed to either Party or any rights granted in the EU Collaboration Agreement with respect to such Intellectual Property. Any Intellectual Property rights developed, conceived, generated or derived by either Party under this Agreement shall be owned in accordance with the relevant provisions concerning “Intellectual Property Rights” on pages 24-28 in the EU Collaboration Agreement.

ARTICLE 12
REPRESENTATIONS AND WARRANTIES

12.1Astellas.  Astellas hereby represents and warrants to FibroGen that, as of the Effective Date:

(a)Power and Authority.  Astellas is duly formed and validly existing under the laws of its jurisdiction of formation and has all requisite corporate power and authority to execute and enter into this Agreement and to perform its obligations hereunder.

(b)Execution, Delivery and Performance of the Agreement.  Astellas has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement.  This Agreement has been duly executed and delivered on behalf of Astellas, and constitutes a legal, valid, binding obligation, enforceable against Astellas and its successors and assigns in accordance with its terms and conditions.

12.2FibroGen.  FibroGen hereby represents and warrants to Astellas that, as of the Effective Date:

(a)Power and Authority.  As of the Effective Date, FibroGen is duly formed and validly existing under the laws of its jurisdiction of formation and has all requisite corporate power and authority to execute and enter into this Agreement and to perform its obligations hereunder.

(b)Execution, Delivery and Performance of Agreement.  FibroGen has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement.  This Agreement has been duly executed and delivered on behalf of FibroGen, and constitutes a legal, valid, binding obligation, enforceable against FibroGen in accordance with its terms.  The execution, delivery and performance of this Agreement does not breach, conflict with, violate, contravene or constitute a default under any contracts, arrangements or commitments to which FibroGen is a party or by which it is bound nor does the execution, delivery and performance of this Agreement by FibroGen violate any order, law or regulation of any court or Regulatory Authority having authority over it.

12.3Bulk Product Warranty.  FibroGen hereby represents and warrants to Astellas that at time of Transfer each Batch of Bulk Product: (a) will have been manufactured and analyzed in conformance

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with the Quality Agreement, the Specifications and cGMPs; (b) will be transferred free and clear of any liens or encumbrances of any kind to the extent arising through or as a result of the acts or omissions of FibroGen; and (c) comply with Applicable Laws.

12.4Anti-Corruption.  Each Party represents, warrants and covenants to the other Party that:

(a)neither it nor its Affiliates or any of its or their directors, officers, employees, agents, partners or owners/shareholders shall directly or indirectly offer, promise, give or authorise the giving of any financial or other advantage, or anything else of value to any official or employee of any government, government department or agency, enterprise owned in whole or in part by any government or government department or agency, public international organisation, political party, public (governmental) hospital or other healthcare institution, pharmacy or formulary or any other organisation that may prescribe, administer, recommend, purchase, pay for, reimburse, authorise, approve or supply a medicine or medical device or any other product or service sold by Astellas or manufactured by FibroGen, in connection with this Agreement (the persons covered by this provision are referred to in this Agreement as “Government Officials”) or to any other person or entity at the request of or with the assent or acquiescence of a Government Official, for the purpose of (a) securing any an improper advantage for such Party or (b) influencing any act or decision by a Government Official in his or her official capacity, in each case in order to assist such Party in obtaining or retaining business for or with, or directing business to, any person in connection with the activities contemplated by this Agreement;

(b)neither Party nor its Affiliates or any of its or their directors, officers, employees, agents, partners or owners/shareholders shall directly or indirectly offer, promise, give or authorise the giving of any financial or other advantage, or anything else of value to any person including an officer, employee, agent, or representative of another company or organization to induce such person or another person to breach a duty to his or her employer or improperly perform any work related activity or reward such person or another person for breaching a duty to his or her employer or improperly performing any work related activity;

(c)neither Party nor its Affiliates or any of its or their directors, officers, employees, agents, partners or owners/shareholders (i) has made prior to the date of this Agreement any payment, authorisation, promise or gift as described in Sections 12.4 (a) or 12.4 (b) above, (ii) is a Government Official or (iii) will become a Government Official without prior written notice to the other Party;

(d)to each Party’s knowledge, no Government Official will own directly or indirectly without prior written notice to and approval by the other Party any shares or other beneficial interest in it or its Affiliates.

(e)Each Party shall ensure that its Affiliates and its subcontractors comply with its obligation under this Section.

(f) Each Party shall at all times maintain true, accurate, complete and current books and records in relation to all of its activities under this Agreement during the term and for a period of no less than four (4) years following expiration or termination of this Agreement.

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Notwithstanding any other provision of this Agreement, either Party is entitled to terminate this Agreement pursuant to Section 18.2(a) if the other Party is in breach of this Section 12.4.

12.5Disclaimer.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES NO AND EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED, STATUTORY OF OTHERWISE WITH RESPECT TO THE PRODUCTS OR CONCERNING THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF FIBROGEN TECHNOLOGY, PATENTED OR UNPATENTED, AND  NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, ARE HEREBY SPECIFICALLY EXCLUDED AND DISCLAIMED.

ARTICLE 13
INDEMNIFICATION

13.1Indemnification by Astellas.  Subject to Section 13.2 and ARTICLE 14, Astellas shall indemnify, defend and hold FibroGen, and FibroGen’s directors, officers, employees and agents (the “FibroGen Indemnitee(s)”) harmless from and against all losses, damages, liabilities, settlements, penalties, fines, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) (collectively, the “Losses”) incurred by FibroGen Indemnitees to the extent such Losses arise out of or result from any claim, lawsuit or other action or threat by a Third Party arising out of Astellas’ gross negligence, willful misconduct, failure to comply with applicable law, or material breach of this Agreement (including all representations, warranties and covenants set forth herein), the Quality Agreement and/or any Purchase Orders hereunder that result from a willful act or omission by an Astellas Indemnitee, except to the extent any such Loss arises out of or results from a FibroGen Indemnitee’s gross negligence, willful misconduct, or breach of this Agreement (including all representations, warranties and covenants set forth herein), the Quality Agreement and/or any Purchase Orders hereunder.

13.2Indemnification by FibroGen.  Subject to Section 13.1 and ARTICLE 14, FibroGen shall indemnify, defend and hold Astellas, and Astellas’ directors, officers, employees and agents (the “Astellas Indemnitee(s)”) harmless from and against all Losses incurred by Astellas Indemnitees to the extent such Losses: arise out of or result from any claim, lawsuit or other action or threat by a Third Party arising out of (a) the gross negligence, willful misconduct, failure to comply with applicable law, or material breach of this Agreement (including, all representations, warranties and covenants set forth herein) the Quality Agreement and/or any Purchase Orders hereunder that result from a willful act or omission by a FibroGen Indemnitee, [*] in each case except to the extent any such Loss arises out of or results from an Astellas Indemnitee’s gross negligence, willful misconduct, or breach of this Agreement (including all representations, warranties and covenants set forth herein), the Quality Agreement and/or any Purchase Orders hereunder.

13.3Indemnification Procedures.

(a)Identification of Indemnitor and Indemnitee.  An “Indemnitor” means the indemnifying Party.  An “Indemnitee” means the indemnified Party and their respective directors, officers, employees and agents.

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(b)Indemnification Procedures. An Indemnitee which intends to claim indemnification under Section 13.1 or Section 13.2 hereof shall promptly notify the Indemnitor in writing of any claim, lawsuit or other action in respect of which the Indemnitee or any of their respective directors, officers, employees and agents intend to claim such indemnification.  The Indemnitee shall permit, and shall cause their respective directors, officers, employees and agents to permit, the Indemnitor, at its discretion, to settle any such claim, lawsuit or other action and agrees to the complete control of such defense or settlement by the Indemnitor; provided, however, that such settlement shall not adversely affect the Indemnitee’s rights under this Agreement or impose any obligations on the Indemnitee in addition to those set forth herein.  Indemnitor shall not settle any claim that does not fully and unconditionally release the Indemnitee. No such claim, lawsuit or other action shall be settled without the prior written consent of the Indemnitor and the Indemnitor shall not be responsible for any legal fees or other costs incurred other than as provided herein.  The Indemnitee and their respective directors, officers, employees and agents shall cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of any claim, lawsuit or other action covered by this indemnification, all at the reasonable expense of the Indemnitor.  The Indemnitee shall have the right, but not the obligation, to be represented by counsel of its own selection and expense.

ARTICLE 14
LIMITATION OF LIABILITY

14.1Disclaimer of Consequential Damages.  IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS, LOSS OF BUSINESS OR LOSS OF GOODWILL) SUFFERED OR INCURRED BY SUCH OTHER PARTY OR ITS AFFILIATES IN CONNECTION WITH THIS AGREEMENT, WHETHER IN CONTRACT OR IN TORT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

14.2Subject to Section 14.1, each Party’s total liability arising under or in connection with this Agreement, whether arising in contract, tort (including negligence) or restitution, or for breach of statutory duty or misrepresentation, or otherwise, shall be limited to [*]. For the avoidance of doubt, in the [*], the limit on each Party’s liability shall be limited to [*]. Such limits set out in this Section 14.2 apply except to the extent arising out of:     [*]

For clarity, this Section 14.2 does not limit either Parties’ liabilities under the EU Collaboration Agreement (or any other agreement between the Parties) and does not limit Astellas’ obligation to pay undisputed amounts due under ARTICLE 6 (Payments; Invoicing).

ARTICLE 15
INSURANCE

15.1Insurance. During the term and [*], FibroGen shall maintain, at its own cost and expense, in force the following insurance policies with reputable insurance companies against the liability referred to in this Agreement. In the event that any of the required polices of insurance are written on a claims

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made basis, then such policies shall be maintained during the term of this Agreement and for [*] following the expiration or termination of this Agreement:

(a)Products and Completed Operations Liability Insurance with a per occurrence limit of not less than [*] per occurrence and [*] in the aggregate.

(b)Commercial General Liability Insurance for not less than [*] per occurrence and [*] in the aggregate (plus a [*] excess umbrella) for claims arising from any single event.

15.2On Astellas’ written request, FibroGen shall provide Astellas with copies of the insurance policy certificates and details of the cover provided.

15.3[*]

15.4FibroGen shall notify Astellas if any policy is (or will be) cancelled or its terms are (or will be) subject to any material change.

15.5[*]

15.6If FibroGen fails or is unable to maintain insurance in accordance with Section 15.1 or fails to provide evidence that it has paid the current year’s premiums in accordance with Section 15.2, Astellas may so far as it is able, purchase such alternative insurance covers as it deems to be reasonably necessary and shall be entitled to recover all reasonable costs and expenses it incurs in doing so from FibroGen.

15.7For the avoidance of doubt, Astellas shall self-insure itself for the purposes of this Agreement.

ARTICLE 16
CONFIDENTIALITY

16.1The Parties acknowledge that they expect to exchange certain Confidential Information in the course of, and for the purpose of, the Parties’ respective performance under this Agreement. Any such Confidential Information is shared subject to the terms and conditions of this Article 16 and to the exceptions set forth in the definition of such term in Section 1.15 of this Agreement.

16.2Each Party receiving Confidential Information from the other Party under this Agreement expressly acknowledges the other Party’s sole legal title to such Confidential Information.

16.3Each Party agrees:

(a)to hold in strict confidence all such Confidential Information and not to disclose it to any Third Party without the prior written consent of the disclosing party;

(b)to solely use such Confidential Information for exercising its rights and/or performing its obligations under this Agreement (the “Purpose”);

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(c)to take all reasonable precautions necessary or prudent to prevent material in its possession or control that contains or refers to such Confidential Information and from being lost, discovered, used, intercepted or copied by any Third Party; and

(d)to disclose such Confidential Information only to such of its directors, officers,  and employees, and those of its Affiliates and external consultants, on a "need to know" basis, who are required by their duties to have knowledge of the Confidential Information for the Purpose, on the condition that each such person (x) is informed that the disclosed information is confidential and is subject to the terms of confidentiality of this Agreement; and (y) has agreed in writing to be bound by similar obligations of confidentiality and restrictions of use as those set forth herein and not to disclose the Confidential Information to any person or to use such information except for the Purpose. It is understood that the receiving Party shall be liable for any breach by each such person of the obligations of confidentiality and restrictions of use hereunder.

16.4Notwithstanding the foregoing, a Party shall be entitled to disclose Confidential Information to the extent required by applicable law or court order provided that, to the extent permissible under applicable law or order, such Party furnishes the other Party with written notice that the Confidential Information is proposed to be disclosed sufficiently in advance of the proposed disclosure so as to provide the other Party with reasonable opportunity to seek to prevent the disclosure of or to obtain a protective order for the Confidential Information.

16.5Upon expiration or termination for any reason whatsoever of this Agreement, each Party shall, at the other Party’s option, return or destruct and confirm the destruction in writing all Confidential Information of the other Party, except that one (1) copy of such Confidential Information may be kept by the receiving Party in its confidential files for compliance with its regulatory requirements and applicable laws only. Return or destruction of the Confidential Information shall not release either Party of its ongoing obligations of confidentiality and use hereunder.

16.6The terms of this Agreement shall be considered Confidential Information of both Parties and any press release or other disclosure with respect to the execution of this Agreement and/or any activities pursued hereunder shall be subject to both Parties’ mutual agreement.

16.7The Parties obligations of confidentiality and restricted use under this Article 16 shall survive the expiration or termination for any reason whatsoever of this Agreement and shall remain in effect for a period of [*] following the expiration or termination thereof.

ARTICLE 17
PRESS RELEASES; USE OF NAMES

17.1Press Releases.  Neither Party shall issue nor disclose any press release, publicity or other form of public written disclosure related to this Agreement and/or Manufacturing Services for Astellas without receiving the other Party’s prior written consent, which consent shall not be unreasonably withheld.

17.2Use of Names.  Neither Party shall make use of the name of the other Party nor any Affiliate of the other Party, nor any of their respective officers, directors, employees, or agents, in any

REF: 00033249.0	23.	Confidential

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

advertising or promotional material, or otherwise, in connection with this Agreement or any related agreements, without the prior written consent of such other Party, which consent shall not be unreasonably withheld.

ARTICLE 18
TERM; TERMINATION

18.1Term. Unless sooner terminated pursuant to Section 18.2 or extended by the mutual written agreement of the Parties, the term of this Agreement shall commence on the Effective Date and shall continue until expiration or cancellation of the EU Collaboration Agreement, except to the extent the EU Collaboration Agreement specifically requires this Agreement to continue.  In addition, in the event that, pursuant to the EU Collaboration Agreement, Astellas determines to manufacture Bulk Product for the Territory, whether directly or through Affiliates or Third Parties, Astellas shall provide FibroGen with not less than [*] prior written notice, or such other notice as reasonably required to comply with FibroGen’s obligations to Third Party manufacturers, provided, however, that in the case of FibroGen’s material failure to supply Astellas’ commercial requirements set forth under the binding Forecast(s) under this Agreement, Astellas may initiate the process of taking over manufacturing its own requirements after reasonable notice to FibroGen and a reasonable opportunity to cure. In the event that Astellas determines to manufacture Bulk Products for the Territory hereunder, FibroGen shall provide to Astellas such information (including know-how, processes, procedures, formulas and protocols), consultation and assistance as is reasonably necessary for Astellas and/or its contract manufacturer to set and implement manufacturing operations for the Bulk Product and to manufacture Bulk Products for the Territory (at Astellas’ expense unless resulting from FibroGen’s material and uncured breach of its manufacture and supply obligations under this Agreement, provided, that, a Force Majeure Event shall not be considered a material breach of the obligation to supply under this Agreement).

18.2Termination. This Agreement may be terminated as follows:

(a)Material Breach.  Either Party may terminate this Agreement upon written notice to the other Party, for any material breach of this Agreement, Purchase Order, or Quality Agreement by the other Party, if such breach is not cured within [*] after the breaching Party receives written notice of such breach from the non-breaching Party.  Such termination shall be effective upon expiration of such cure period.

(b)Insolvency.  Either Party may terminate this Agreement upon notice to the other Party, upon (a) the dissolution, termination of existence, liquidation or business failure of the other Party; the appointment of a custodian or receiver for the other Party who has not been terminated or dismissed within [*] of such appointment; or (c) the institution by the other Party of any proceeding under national, federal or state bankruptcy, reorganization, receivership or other similar laws affecting the rights of creditors generally or the making by such Party of a composition or any assignment for the benefit of creditors under any national, federal or state bankruptcy, reorganization, receivership or other similar law affecting the rights of creditors generally, which proceeding is not finally dismissed within [*] of filing.

REF: 00033249.0	24.	Confidential

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

18.3Cumulative Remedies.  Any right to terminate this Agreement shall be in addition to and not in lieu of all other rights or remedies that the Party giving notice of termination may have at law or in equity or otherwise.

18.4Consequences of Termination.

18.4.1Generally.  If Astellas terminates this Agreement pursuant to Section 18.1or either Party terminates in accordance with Section 18.2, FibroGen shall use [*] to wind-down all Manufacturing Services applicable to the terminated Purchase Order, or the Agreement generally, in accordance with its responsibilities under applicable laws, and [*]. Notwithstanding the foregoing, and except for costs specifically related to a breach by FibroGen in the event of termination by Astellas pursuant to Section 18.2, [*]. FibroGen shall promptly deliver or shall procure the delivery to Astellas of all Bulk Product and Astellas property (including for the avoidance of doubt, any non-Astellas property required for Astellas to meet its cGMP and other regulatory obligations and those listed in the Quality Agreement), including all Confidential Information belonging to Astellas, then in FibroGen’s possession or control and all copies of the same, whatever their state of development at that time, and all materials and information reasonably required by Astellas to complete and/or related to such Products and shall certify in writing to Astellas that the same has been done.

18.4.2Accrued Rights.  Except as otherwise expressly set forth herein, any termination or expiration of this Agreement shall be without prejudice to any right which shall have accrued to the benefit of either Party and shall not relieve either Party of any obligation which has accrued prior to the effective date of such termination or expiration, which obligations shall remain in full force and effect for the period provided therein or, if no period is provided therein, then such obligations shall remain in full force and effect indefinitely.

18.5Surviving Rights.  Article 1; Article 4; Article 5; Sections 7.1, 8.1, and 9.1;and Articles 10, 11, 12, 13, 14, 15, 16, and 17 and the rights and obligations contained therein shall survive the termination or expiration of this Agreement.

ARTICLE 19
FORCE MAJEURE

19.1Force Majeure.  Neither Party shall be liable hereunder for any failure in performance if such delay or failure is caused by fire, flood, pandemic, explosion, storm, acts of God, acts of any government or government agency or other causes beyond such party’s reasonable control, provided that, upon the occurrence of any event of force majeure, (a) the Party whose performance is thereby affected shall promptly notify the other Party of the force majeure event and the circumstances so surrounding and of the expected duration thereof and shall take all reasonable steps to mitigate such delay or failure to perform and (b) if the delay or failure to perform continues for more than [*], the Parties will in good faith confer about adjustments to address the force majeure event and work towards amicable resolution, then the unaffected Party may terminate this Agreement upon [*] prior written notice to the affected Party. Upon cessation of such force majeure event, the affected Party shall promptly resume performance under this Agreement as soon as it is possible for the Party to do so.

REF: 00033249.0	25.	Confidential

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

ARTICLE 20
MISCELLANEOUS

20.1Notices.  Any notice required or permitted to be given under this Agreement by any Party shall be in writing and shall be (a) delivered personally, (b) sent by registered mail, return receipt requested, postage prepaid, or (c) sent by an internationally-recognized courier service guaranteeing reasonable international delivery timeframes, charges prepaid, to the addresses of the other Party set forth below, or at such other addresses as may from time to time be furnished by similar notice by any Party.  The effective date of any notice under this Agreement shall be the date of receipt by the receiving Party.

If to FibroGen:

FibroGen, Inc.

409 Illinois Street

San Francisco, California 94158

United States of America

Attn: Legal Department

If to Astellas:

Astellas Pharma Europe Limited

300 Dashwood Lang Road

Bourne Business Park

Addlestone

Surrey

KT15 2NX United Kingdom

Attn: Legal Department and Director of Global CMM

20.2Governing Law; Dispute Resolution.  This Agreement shall be governed by, construed and interpreted in accordance with the governing law provisions set forth in the EU Collaboration Agreement. The Parties shall negotiate in good faith and use Reasonable Efforts to settle any dispute in accordance with the EU Collaboration Agreement.

20.3Headings.  All headings in this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

20.4Assignment.  Neither Party may assign or transfer the Agreement or any rights or obligations hereunder without the prior written consent of the other Party, except that a Party may make such an assignment without the other Party’s consent to such Party’s Affiliate or to a successor to all or substantially all of the assets or business of such Party to which this Agreement pertains, whether by asset sale, stock sale, merger, acquisition, or otherwise.  Any permitted successor or assignee of rights and/or obligations hereunder shall, in a writing to the other Party, expressly assume performance of such rights and/or obligations.  Any purported assignment that is not in conformance with this Section 20.4

REF: 00033249.0	26.	Confidential

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

shall be null, void and of no legal effect.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Parties.

20.5Change of Control. In the event of a Change of Control of FibroGen, FibroGen shall give written notice to Astellas of such Change of Control and provide Astellas with all reasonably necessary information [*].  After such Change of Control notice, Astellas shall have [*] to decide (and notify FibroGen of its decision) whether to terminate this Agreement, with such termination to be a minimum of [*].  [*].

20.6Severability.  If any part of this Agreement shall be found to be invalid or unenforceable under applicable law in any jurisdiction, such part shall be ineffective only to the extent of such invalidity or unenforceability in such jurisdiction, without in any way affecting the remaining parts of this Agreement in that jurisdiction or the validity or enforceability of the Agreement as a whole in any other jurisdiction.  In addition, the part that is ineffective shall be reformed in a mutually agreeable manner so as to as nearly approximate the intent of the Parties as possible.

20.7Independent Contractors.  Each of the Parties is an independent contractor and nothing herein contained shall be deemed to constitute the relationship of partners, joint venturers, nor of principal and agent between the Parties.  Neither Party shall at any time enter into, incur, or hold itself out to Third Parties as having authority to enter into or incur, on behalf of the other Party, any commitment, expense, or liability whatsoever.

20.8Conflict.   This Agreement is subject to the EU Collaboration Agreement.  In the event of conflict between this Agreement and the EU Collaboration Agreement, the EU Collaboration Agreement shall govern. The terms and conditions of the body of this Agreement shall prevail in the event of a conflict between or among the provisions of the body of this Agreement and any Purchase Order or the Quality Agreement.  Notwithstanding the foregoing, the Quality Agreement shall control with respect to Quality Matters as defined in Section 10.1 hereto. If there is any material conflict between a Purchase Order or an Order Acceptance and the terms and conditions of this Agreement, this Agreement prevails and such conflicting terms are rejected and of no effect, unless the Parties mutually agree otherwise in writing in a separate document or such wording is specifically stated in the Purchase Order as an amendment to this Agreement.

20.9Waiver.  No waiver of any term, provision or condition of this Agreement whether by conduct or otherwise in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition or of any other term, provision or condition of this Agreement.

20.10No Solicitation of Employees.  During [*], each of the Parties agrees not to seek to induce or solicit any employee of the other Party or its Affiliates to discontinue his or her employment with the other Party or such Affiliate in order to become an employee or an independent contractor of the soliciting Party or its Affiliates; provided, however, that neither Party shall be in violation of this Section as a result of making a general solicitation for employees or independent contractors.  For the avoidance of doubt, the publication of an advertisement, including without limitation advertisements posted on the internet or in trade journals, shall not constitute solicitation or inducement.

REF: 00033249.0	27.	Confidential

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

20.11Entirety; Amendments.  This Agreement, including any ancillary documents attached hereto or referenced herein, constitutes the full understanding of the Parties and a complete and exclusive statement of the terms of their agreement with respect to the specific subject matter hereof except for the EU Collaboration Agreement, and no terms, conditions, understandings or agreements purporting to modify or vary the terms thereof shall be binding unless hereafter made in a written instrument referencing this Agreement and signed by each of the Parties.

20.12Counterparts.  This Agreement and any amendment hereto may be executed in any number of counterparts, each of which shall for all purposes be deemed an original and all of which shall constitute the same instrument.

20.13Electronic Signature. The Parties agree that execution of this Agreement shall be by e‑Signatures (as defined below), and when so executed, shall have the same legal force and effect as the exchange of original signatures. Pursuant to this Agreement, “e-Signatures” shall mean a signature that consists of one or more letters, characters, numbers or other symbols in digital form incorporated in, attached to or associated with the electronic document, that (a) is unique to the person making the signature; (b) the technology or process used to make the signature is under the sole control of the person making the signature; (c) the technology or process can be used to identify the person using the technology or process; and (d) the electronic signature can be linked with an electronic document in such a way that it can be used to determine whether the electronic document has been changed since the electronic signature was incorporated in, attached to or associated with the electronic document. For purposes of this Agreement, the Parties have agreed to execute via Docusign e-Signatures.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date.

FIBROGEN, INC.		ASTELLAS PHARMA EUROPE LTD.

By:	/s/ Michael Martinelli	By:	/s/ Adam Pearson
Name:	Michael Martinelli, PhD	Name:	Adam Pearson
Title:	VP, Pharmaceutical Development Manufacturing and Technical Operations	Title:	SVP, Head of Corporate Planning
Date:	1/12/2021	Date:	1/13/2021

REF: 00033249.0	28.	Confidential

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Exhibit A

[*]

REF: 00033249.0	29.	Confidential

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Exhibit B

Pricing Calculations

[*]

REF: 00033249.0	30.	Confidential

Exhibit C

Product Reconciliation Tracking Example

Reconciliation Example: [*]

[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]

[*]
[*]	[*]	[*]

[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]

[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]

REF: 00033249.0	31.	Confidential